Exhibit 99.1

Steve Madden Announces Definitive Agreement to Acquire Kurt Geiger

LONG ISLAND CITY, N.Y., February 13, 2025 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear, accessories and apparel, today announced that it has entered into a definitive agreement to acquire UK-based Kurt Geiger from a group led by international private equity firm Cinven for an enterprise value of approximately £289 million in cash.

Edward Rosenfeld, Chairman and Chief Executive Officer of Steve Madden, commented, “With this acquisition, we are excited to add Kurt Geiger London, a brand that has exhibited exceptional growth over the last several years. Kurt Geiger London’s unique brand image, high-quality and statement-making styles and compelling value proposition have driven success across multiple product categories, led by handbags. Its differentiated and elevated positioning within the market – and its alignment with our strategic initiatives of expanding in international markets, accessories categories and direct-to-consumer channels – make this a highly attractive and complementary addition to our portfolio.”

Neil Clifford, CEO of Kurt Geiger, added, “We couldn’t be prouder of the progress our team has made over the last few years in building Kurt Geiger London into a globally recognizable fashion brand. It’s been gratifying to see how consumers have responded to our unique design aesthetic and strong British DNA. While we’ve delivered remarkable growth in recent years, we believe we are in the early stages of our growth journey, with significant expansion opportunities available to us. With its global infrastructure and proven track record of supporting and growing its brands, we believe Steve Madden is the right strategic partner to help us reach our potential.”

Steve Madden, Founder and Creative and Design Chief of Steve Madden, commented, “When I started this company in 1990, I never dreamed we would be where we are today. Owning Dolce Vita, one of the most talked about brands in America, Betsey Johnson and ATM Collection, and now being able to partner with Kurt Geiger, is one of the great accomplishments of my career. The brand is doing better and better every year, and the opportunity to collaborate with them is thrilling. I get goosebumps just thinking about it.”

In addition to Kurt Geiger London, Kurt Geiger’s brand portfolio includes KG Kurt Geiger and Carvela. Kurt Geiger also operates footwear concessions within luxury and premium department stores in the United Kingdom, including Harrods and Selfridges, where it sells both its own and third-party brands. For the twelve months ended February 1, 2025, Kurt Geiger had estimated revenue of approximately £400 million.

Transaction Details

The Board of Directors of Steve Madden has unanimously approved the transaction. Steve Madden intends to fund the transaction with a combination of committed debt financing and cash on hand. The transaction is anticipated to close in the second quarter of 2025, subject to the receipt of required regulatory clearance and other customary closing conditions.

Advisors

Solomon Partners, L.P. is serving as Steve Madden’s financial advisor, with Travers Smith LLP and Foley & Lardner LLP as legal advisors. BofA Securities is serving as Cinven’s financial advisor, with Freshfields LLP as legal advisor. Kinmont is serving as Kurt Geiger senior management’s financial advisor, with Addleshaw Goddard LLP as legal advisor.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear, accessories and apparel. In addition to marketing products under its own brands including Steve Madden®, Dolce Vita®, Betsey Johnson®, Blondo® and ATM®, Steve Madden licenses footwear, handbags and certain accessories for the Anne Klein® brand. In addition, Steve Madden designs and sources products under private label brand names for various retailers. Steve Madden’s wholesale distribution includes department stores, mass merchants, off-price retailers, shoe chains, online retailers, national chains, specialty retailers and independent stores. Steve Madden also directly operates brick-and-mortar retail stores and e-commerce websites. In addition, Steve Madden licenses certain of its brands to third parties for the marketing and sale of certain products in the apparel, accessory and home categories. For local store information and the latest boots, booties, fashion sneakers, dress shoes, sandals, and more, please visit www.stevemadden.com, www.dolcevita.com and the Company’s other branded websites.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Steven Madden, Ltd.

VP of Corporate Development & Investor Relations

Danielle McCoy

718-308-2611

InvestorRelations@stevemadden.com

PR Director

Chad Evans

720-240-7935

chadevans@stevemadden.com